Exhibit 10.13

CONTRACT

Made this 31 day of JULY, 2006 by and between MILLENNIUM ETHANOL, LLC (hereinafter “Buyer”), a corporation duly organized and existing under the laws of                          with an office at 27283 447TH AVE MARION, SD 57043, and RAILWORKS TRACK SYSTEMS, INC., a corporation duly organized and existing under the laws of NEVADA, with an office at 8485 WEST 210TH ST W LAKEVILLE, MN 55044 (hereinafter “Seller”).

WHEREAS, in consideration of the promises set forth herein and other good and valuable consideration, Buyer wishes to buy from Seller and Seller wishes to sell to Buyer the materials and the services described in the Contract Documents (as hereinafter defined) in accordance with the terms thereof.

NOW THEREFORE, intending to be legally bound, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1                    “Contract” means and includes this document together with Appendices         through            inclusive.

1.2                    “Contract Documents” means and includes

(a)                    this Contract,

(b)                   Seller’s proposal dated 7-12-06 (hereinafter “Seller’s Proposal”), and

(c)                    Buyer’s specifications dated 5-12-06 (hereinafter “Buyer’s Specifications”),

(d)                   Schedule of Values - Exhibit A

In the event of conflict between the terms of any of the Contract Documents, those terms shall prevail which appear in the document of higher rank as set forth above.

1.3                    “Project” means INDUSTRY TRACK FOR MILLENNIUM ETHANOL, LLC MARION, SD which includes the Seller’s Scope of Work.

1.4                    “Seller’s Scope of Work” or “Seller’s Scope” means the portion of the Project to be furnished and/or performed by Seller, as described in Seller’s Proposal.

1.5                    “Buyer’s Scope of Work” or “Buyer’s Scope” means the portion of the Project to be furnished and/or performed by Buyer and/or Buyer’s agents and representatives, as described in the Buyer’s Specification and Seller’s Proposal.

ARTICLE 2 - THE PROJECT

2.1                    Under this Contract, Seller will furnish the materials and will perform the services as set forth in Seller’s Proposal.

2.2                    a.                        Except as provided in Paragraph 2.1 above, Buyer shall furnish all other goods, facilities, and services necessary or appropriate for the Project including but not limited to, access to its facilities and the worksite, and shall discharge the additional Buyer’s responsibilities specifically set forth in Seller’s Proposal.

b.                       Any goods or equipment which are purchased by Buyer in connection with the Project shall be compatible in all respects with the materials and services to be supplied by Seller hereunder.

2.3                    In order for Seller to fulfill its obligations under this Contract, Buyer must furnish to Seller information in addition to that contained in Buyer’s Specification. The dates at which such information must be received by Seller in order for Seller to accomplish its obligations under the Contract within the time periods indicated in the Contract Documents will be specified by Seller at the time of the request, which requests shall be made by Seller in advance on a date that permits Buyer a reasonable and customary period of time to respond under the then existing circumstances. If Buyer does not furnish the information at the dates specified, Seller may proceed with such work as is unaffected by the missing information or may suspend the affected work until such information becomes available. In either case, Seller shall be entitled to a time extension to the extent the failure to furnish information as required necessitates an extension. If any information furnished by Buyer, and relied upon by Seller, is in error, and the errors are not obvious ones which Seller should have detected in the course of its performance, then if for that reason Seller’s Scope or any part thereof fails to comply with requirements therefor as set forth in the Contract Documents, such failure shall be considered an event beyond the control of Seller. If in this case Buyer wishes to make corrective changes, the parties will discuss the modifications and the price applying to and the period of time required for the performance of such modifications, and will negotiate an amendment to this Contract covering that work. After the execution of such amendment, Seller will proceed with the work covered thereby.

ARTICLE 3 - CONTRACT PRICE / TERMS OF PAYMENT

Buyer will pay to Seller for Seller’s Scope the amount specified in Seller’s Proposal and per attached schedule of values at the time and in the manner specified therein. The contract price does not include any taxes or governmental charges of any kind imposed upon the sale of equipment, materials or services furnished hereunder or the installation or use thereof. Any such taxes or government charges if paid by Seller shall be for the account of Buyer and shall be reimbursed to Seller.

ARTICLE 4 - REVISIONS AND EXTRA WORK

By written notice to Seller, Buyer may require revisions or additions to Seller’s Scope. Seller shall proceed with such revisions or additions unless, within ten (10) days after receipt of said notice, Seller advises Buyer that the revision or addition will cause an increase in the cost of or time required for performance of Seller’s Scope or would adversely affect safety or reliability or the warranty or other obligations of Seller arising under the Contract. If Seller so advises Buyer, the parties will confer in order to agree upon price, time and other adjustments required by the revision or addition. Upon agreement, the parties will execute an amendment to this Contract. After execution of the amendment, Seller will proceed with Seller’s Scope as revised. If the parties are unable to agree and an amendment is not executed, any resulting delay will be considered excusable under Article 12 - Excusable Delays.

ARTICLE 5 - INSPECTION AND TESTS

5.1                    Seller’s Scope shall be performed in accordance with and subject to Seller’s standard safety and quality assurance programs.

5.2                    In implementing such programs, Seller may perform certain tests and inspections at its facilities or on-site. Seller will provide to Buyer at least seven (7) days advance notice of any such test or inspection and representatives of Buyer may be present to witness the test or inspection.

5.3                    Buyer shall have the right to require additional tests and inspections, and changes to Seller’s standard safety and/or quality assurance programs; provided that an amendment to this Contract covering the cost, time or other impacts thereof has been agreed and executed by the parties.

ARTICLE 6 - DRAWINGS AND OTHER DOCUMENTS

6.1                    Buyer shall have the right to review and approve those drawings and other documents which are to be furnished by Seller under this Contract. Buyer shall indicate its approval or rejection (with explanation) not later than twenty (20) days after receipt from Seller.

6.2                    If Seller reasonably considers that a change in a drawing or other document required by Buyer would constitute a revision of Seller’s Scope, Seller shall so advise Buyer within twenty (20) days after receipt of such changed drawing or other document and the change will thereafter be incorporated subject to the provisions of Article 4 hereof.

ARTICLE 7 - WARRANTY

7.1                    Seller warrants that the equipment, materials, installation and other services furnished by Seller hereunder will be free from defects in workmanship and material until expiration of a period of one (1) year after the date of Final Completion (as specified in Article 8) or two (2) years after the date of beneficial occupancy by Buyer, whichever occurs first.

7.2                    If during said period a breach of the above warranty occurs and, then Buyer will promptly (within 5 days after the occurrence of said breach) notify  Seller thereof whereupon Seller shall perform such repair, replacement and/or modification required to correct the problem.

7.3                    All warranties shall be void and Seller shall not be responsible for

(a)                    improper use or service;

(b)                   alteration, tampering or repair by anyone except personnel authorized by Seller;

(c)                    use under conditions varying materially from industry standards;

(d)                   applications of Buyer’s choosing or with a system of Buyer’s design; and

(e)                    software anomalies that cannot be recreated under actual operating conditions.

7.4                    Any item which is repaired, replaced or otherwise corrected pursuant to this Article shall be warranted only for the remainder of the original warranty period.

7.5                    THE WARRANTIES AND REMEDIES SET FORTH IN THIS ARTICLE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF THE TRADE).

ARTICLE 8 - COMPLETION AND ACCEPTANCE

8.1                    Upon completion of each part of Seller’s Scope, Seller will notify Buyer that said part is available for acceptance inspection. The acceptance inspection will be performed by Seller, only in the presence of Buyer, within five (5) days after said notice. If the inspection is completed successfully to the Buyer’s satisfaction and to the BNSF Railroad, in its Buyer will furnish to Seller a Certificate of Substantial Completion (which may include a “punch list” of minor items to be corrected after issuance of the Certificate of Substantial Completion and Final Completion), which will designate as the date of Substantial Completion the date of completion of the inspection. As used herein, “part of Seller’s Scope” means any portion of Seller’s Scope which may function and be inspected independently from Seller’s Scope as a whole, and which may be placed in service by Buyer independently from Seller’s Scope as a whole.

8.2                    The warranty period specified in Article 7 of this Contract will commence on the date of Final Completion and will continue for the period set forth in said Article.

8.3                    Buyer will pay to Seller the balance of the contract amount withheld by Buyer at such time as the entirety of Seller’s Scope has achieved Final Completion as determined by Buyer, Seller, and BNSF Railroad after completion of all punch list items.

ARTICLE 9 - EXCUSABLE DELAY

9.1                    Seller will commence and complete Seller’s Scope within the times specified in Seller’s Proposal provided however that Seller shall not be liable directly or indirectly for delays of carriers or delays from labor difficulties, shortages, strikes or stoppages of any sort, fires, accidents, failure or delay in obtaining materials or manufacturing facilities, acts of government, bad weather, or any unforeseeable causes beyond the control of Seller or causes commonly designated Acts of God or force majeure, and when such delays arise, the completion date shall be extended accordingly.

9.2                    If performance or completion by Seller is unreasonably delayed or hindered by Buyer, directly or indirectly, and Buyer fails to remedy or remove the cause of such delay or hindrance within five (5) days (or such longer time as may be reasonably necessary to remedy or remove the cause of such delay not to exceed 30 days) after receipt from Seller of written notice thereof, Seller may at its option upon written notice to that effect to Buyer

(a) suspend such portion of Seller’s Scope as is delayed or hindered by Buyer, for the period of such delay or hindrance, in which event Buyer shall pay to Seller the additional expenses incurred by it as a result of such suspension;

(b) proceed with Seller’s Scope less the portion thereof which is delayed or hindered by Buyer, in which event Seller shall make an appropriate price adjustment for the portion omitted, or

(c) if such portion of Seller’s Scope is of a material and substantial nature such that it cannot be omitted from the Contract, then in such case if Buyer refuses to remedy or remove the cause within the time allotted, Seller may terminate the Contract, in which event Buyer shall pay the termination charges of Seller.

9.3                    If Buyer fails to make any payment to Seller as and when due, and, within five (5) days after receipt of notice thereof from Seller, Buyer has not made such payment, Seller may at its option suspend performance until such payment is received (in which event Buyer shall pay to Seller the additional expenses incurred as a result thereof) or terminate the Contract (in which event Buyer shall pay to Seller the termination charges of Seller).

ARTICLE 10 - INDEMNIFICATION

10.1              Subject to the limitations of its liability set for in paragraph 10.4 hereof, Seller shall indemnify and save harmless Buyer from and against any and all liability, losses, claims, demands, payments suits, action, recoveries, legal expenses and judgments, of every nature and description, asserted, brought or recovered against it to the extent caused by the fault or negligence of Seller, its officers, agents or employees, arising in any manner out of this contract or the execution of Seller’s Scope hereunder. If Seller is not solely at fault for a claim hereunder, Seller will indemnify and save harmless Buyer only for the percentage of the total claim which Seller proves is equal to the percentage of fault of Seller.

10.2              Seller will indemnify Buyer against claims that equipment furnished by Seller, or any part thereof (except equipment specified by Buyer), infringes any United States patents, if Buyer notifies Seller in writing of any such claim within thirty (30) days of receipt thereof, and gives it authority, information and assistance (at the expense of Seller) to dispose of such claim and to defend any suit that may be brought against Buyer thereon. In such event Seller will, at its own expense using counsel acceptable to Buyer, defend any such suit and satisfy any judgment therein to an amount not exceeding the price paid by Buyer for the equipment held to infringe. If, in any such suit, an injunction is issued against the further use of such equipment, or any part thereof, Seller will at its option and expense either procure for Buyer the right to continue using such equipment, or replace the same with non-infringing equipment, or modify it so that it becomes non-infringing, or remove such equipment and refund the price paid for such equipment. The foregoing expresses the entire warranty and liability of Seller as to patents.

10.3              Notwithstanding any other provision hereof, in no event (other than because of Seller’s gross negligence or willful misconduct) shall Seller be liable, whether arising under contract, tort (including negligence), strict liability, or otherwise, for loss of anticipated profits, loss by reason of non-operation or increased expense of operation, service interruptions, cost of purchased or replacement services, claims of customers, cost of money, loss of use of capital or revenue, or for any special, incidental, or consequential loss or damage of any nature arising at any time or from any cause whatsoever.

10.4              The maximum liability of Seller hereunder, arising from any cause whatsoever, whether based in contract, tort (including negligence), strict liability, or any other theory of law, shall not exceed the two times contract price. A suit based on any such cause of action must be commenced within the applicable statute of limitations from date said action accrues.

ARTICLE 11 - SUSPENSION OF WORK

11.1              Buyer shall have the right to suspend performance of all or any portion of Seller’s Scope for reasonable and proper causes upon thirty (30) days written notice to Seller.

11.2              Time for completion of any portion of Seller’s Scope so suspended shall be extended by periods of time reflecting the effect of the suspensions. Except for suspensions caused by Seller’s gross negligence or willful misconduct, Buyer shall indemnify Seller against any liability or expense incurred by Seller by reason of such suspension. Expenses will include but not be limited to actual storage and other charges related to the suspension, plus a monthly project suspension charge for each month or part thereof to cover project overhead expenses.

11.3              In the event that any cause for suspension is not removed and Seller does not receive written notice to resume work within sixty (60) days after the date of any suspension hereunder, or if suspensions exceed, in the aggregate, a total of six (6) months, Seller may terminate this Contract and the provisions of Article 12 - Termination, shall apply.

ARTICLE 12 - TERMINATION

12.1              In the event that:

(a)                    Seller shall go into liquidation or shall cease to carry on its business; or

(b)                   Seller commits a substantial breach of its undertaking hereunder so as to prevent completion of Seller’s Scope in accordance with the terms of this Contract and thereafter shall fail (on not less than thirty (30) days written notice from Buyer to that effect) to remedy such breach;

then Buyer may, without prejudice to any other remedy against Seller, by written notice, terminate this Contract and thereupon may take over Seller’s Scope and prosecute same to completion, by contract or otherwise, and require Seller to cease and desist from further work. In the event of such termination, Buyer’s recoveries shall be determined by mutual agreement, or if no agreement can be reached, then pursuant to the provisions of Article 18-Arbitration.

12.3              In the event that:

(a)                    Buyer shall go into liquidation or shall cease to carry on its business; or

(c)                    Buyer shall commit a substantial breach of any of its undertakings hereunder so as to inhibit performance by Seller under this Contract and shall fail thereafter (on not less than thirty (30) days written notice from Seller to that effect) remedy such breach; or

(c)                    Buyer fails to pay to Seller any sum, when due, in accordance with this Contract; or

(d)                   Any event in Article 11 – Suspension of Work shall have subsisted for a consecutive period of sixty (60) days or for a total of six (6) months in the aggregate;

then Seller may, without prejudice to any other remedy against Buyer, by written notice to Buyer, forthwith terminate the Contract, and in such case, Seller shall be entitled to be paid that portion of the Contract Price corresponding to the portion of Seller’s Scope that has been preformed prior to such termination as determined by mutual agreement or pursuant to arbitration-Article 18 below.

In addition, Buyer shall reimburse Seller any other costs which are reasonably incurred or committed by Seller at the date of such termination in contemplation of Contract performance, together with any costs reasonably incurred by Seller in relation to termination. Seller shall reimburse Buyer any other costs which are reasonably incurred or committed by Buyer at the date of such termination in contemplation of Contract performance, together with any costs reasonably incurred by Buyer in relation to termination.

ARTICLE 13 - WAIVER

The failure of either Buyer or Seller at any time to insist upon the strict observance of any of the provisions of this Contract, or to exercise any rights in respect thereto, or to exercise any election herein provided, shall not be construed as a waiver of such provision, right, or election, or in any way affect the validity of this Contract. The exercise by either party of any of their rights of election herein shall not preclude or prejudice either party from exercising any other right they may have under this Contract. No waiver shall be valid unless given in writing and signed by the party waiving the provision, right or election under this Contract.

ARTICLE 14 - NOTICES

All notices or other communications required or permitted to be given by one party to the other under this Contract shall be in writing, in English, and shall, unless otherwise specifically set forth herein, be deemed sufficiently given when delivered in person or when deposited in the mail, registered or certified, postage prepaid, and addressed as hereinafter set forth or to such other address as a party shall subsequently designate by notice given in accordance with this Article:

To Buyer:               MILLENNIUM ETHANOL, LLC
                                 27283 447TH AVE
                                 MARION, SD 57043

To Seller:                  RAILWORKS TRACK SYSTEMS, INC
                                 8485 210TH ST WEST
                                 LAKEVILLE, MN 55044

ARTICLE 15 - ASSIGNMENT

Except as provided below, neither Buyer nor Seller shall assign this Contracts in whole or in part without the prior written consent of the other party, which consent  shall not be unreasonably withheld. This Contract shall be binding upon and shall inure to the benefit of the legal representatives and successors of the parties.

ARTICLE 16 - ENTIRE AGREEMENT

This Contract contains the entire agreement and understanding between the parties hereto as to the subject matter of this Contract, and merges and supersedes all prior agreements, commitments, representations, writings, and discussions between them. Neither party will be bound by any prior obligations, conditions, warranties, or representations with respect to the subject matter of this Contract. This Contract may not be changed in any way except by an instrument in writing executed by both parties.

ARTICLE 17 - SURVIVAL

The provisions of Articles 7 and 10 shall survive termination or expiration of this Contract.

ARTICLE 18 - ARBITRATION

Any controversy or dispute between the parties arising out of or related to this Contract, which cannot be resolved by mutual agreement, will be submitted to arbitration upon the written request of either party. Any such arbitration will be conducted in Sioux Falls, South Dakota under the Commercial Arbitration Rules of the American Arbitration Association by arbiters designated according to the aforementioned rules. The decision of the arbiters will be final and enforceable in any court of competent jurisdiction in the United States.

ARTICLE 19 - APPLICABLE LAW

The construction and performance of this Contract shall be governed by the laws of the State where the Project is located, without reference to such jurisdictions choice of law rules.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed by their duly authorized representative.

Buyer:

MILLENNIUM ETHANOL, LLC

By:	/s/ Steve Domm
Title	CEO

Seller:	8/1/06

RAILWORKS TRACK SYSTEMS, INC.

By:	/s/ [Illegible]
Title:	Vice President
8-1-06

July 12, 2006

Mr. Steve Domm
Millennium Ethanol, LLC
300 N. Broadway Ave.
Marion, SD 57043

Dear Mr. Domm:

Railworks Track Systems, Inc. proposes to supply the labor, equipment, material and supervision to construct the Industry Track for Millennium Ethanol, LLC in Marion, SD.

WORK DESCRIPTION

1.                         Grade work including culverts, ditching, seeding, relocation or protection of Utilities and sub-ballast to be done by others.

2.                         Walkways to be provided on inside of tracks B & D opposite inspection road.

3.                         Direct fixation track, scales or under track unloading areas if required are bid with standard track.

4.                         Railroad Protective Liability Insurance is not included and only 2 Days of Railroad flagging @ $600.00 per day is included.

5.                         Construct track and turnouts with relay 113 lb. head free rail having 3/16 inch Maximum wear in 39 ft. lengths and 11% shorts.

6.                         Furnish and install 4 pair 136 lb. to 115 lb. compromise bars and 4 pair 112 lb. Insulated joints.

7.                         Track construction and track materials to meet Specifications for Industrial Track BNSF Standards.

8.                         Cross ties to be new 7 inch industrial grade if available at time of project start-up. Should wood ties not be available Narstco M-10 steel ties would be used for track construction and wood switch ties for the turnouts.

9.                         Track from Station 101+25 TO Sta. 130+06 will be constructed with Standard

Section 112lb. rail or heavier per BNSF requirements for reverse curved track.

QUANTITIES AND COST OF WORK

A.	Construct 28,722 ft. track @ $92.86 per track foot	$2,667,124.92

B.	Furnish & Install 6 ea. No. 11 Turnouts @ $38,787.33 ea.	$232,723.98

C.	Furnish & Install 2 ea. Derails @ $10,210.02 ea	$20,420.04

D.	Survey Staking for Track Layout Lump Sum	$15,709.68

E.	Furnish & Install 2 ea. No. 9 Turnouts @ $32,292.35 ea.	$64,584.70

F.	Furnish & Install 152 ft. full depth plank Crossing @ $141.88 per track foot	$21,565.76

G.	Furnish & Install 32 ft. full Concrete Panel Crossing @ $376.31 per track foot	$12,041.92

H.	TOTAL LUMP SUM AMOUNT	$3,034,171.00

ALTERNATES

No. 1	Additional track	$92.86	per TF
No. 2	No. 11 Turnouts	$38,787.33	EA
No. 3	No. 9 Turnouts	$32,292.35	EA

Unit prices for turnouts and track construction are based on using 113 lb. rail. Should additional work be requested the availability of this material and it’s cost would need to be addressed. Material is also on minimum 100 ton rail car shipments.

Rail shipments will arrive prior to or during the month of December 2006 and payment will be required by end of year.

Ballast will be delivered and stockpiled January and February 2006 to avoid road restrictions and will be required for payment at that time.

2

Wood cross ties and switch ties will be delivered month of March and April 2006 and will need to be paid at that time.

Thank you, for the opportunity of quoting this project and hope we may be of service.

Yours truly,
Railworks Track Systems, Inc.

/s/ Hal C. Harrison
Hal C. Harrison
Project Manager/Estimator

3

Contractor Name: Railworks Track Systems, Inc.
Project: Millennium Ethanol

SCHEDULE OF VALUES

				Approved Quantity			Unit	Contract	Approved Payment Amount
Item No.	Description of Work	QTY	UNIT	Previous	This Period	Total To Date	Price	Amount	Previous	This Period	Total To Date
1	Mobilization	1	LS			0		$—	$—	$—	$—
2	Rail & OTM	28,722	TF			0		$—	$—	$—	$—
3	Ties	16,125	EA			0		$—	$—	$—	$—
4	Ballast	18,250	TN			0		$—	$—	$—	$—
5	Labor to Const.	28,722	TF			0		$—	$—	$—	$—
6	No. 11 Turnouts	6	EA			0		$—	$—	$—	$—
7	No. 9 Turnouts	2	EA			0		$—	$—	$—	$—
8	Labor to Const.	8	EA			0		$—	$—	$—	$—
9	Survey Layout	1	LS			0		$—	$—	$—	$—
10	Concrete Crossing	32	TF			0		$—	$—	$—	$—
11	Plank Crossing	152	TF			0		$—	$—	$—	$—

	Total							$3,034,171.00	$—	$—	$—

									AMOUNT DUE	$—	$—

RAILWORKS TRACK SYSTEMS, INC.

RAILWORKS TRACK SYSTEMS, INC.
EQUAL OPPORTUNITY EMPLOYER

QUOTATION / OFFER / ACCEPTANCE

DATE:	12-6-2006	ATTN:	Steve Domm
TO:	Millennium Ethanol LLC	PROJECT:	Track R
P.O. BOX 357
Marion, SD 57043

RAILWORKS TRACK SYSTEM, INC. proposes to do the following work as described below:

Description	Unit Price	Total Price
CONSTRUCTION OF TRACK R FROM STA. 500+00 TO STA. 574+44	$	$
AND TRACK S FROM STA. 614+39.95 TO STA. 600+00	$	$
1. Construct 2578ft. track with 113lb. HF relay rail, bars, plates, anchors and new	$	$
7x9x8’ 6” hardwood cross ties.	$	$
2. Construct 4766ft. track with113lb. HF relay rail and new steel ties.	$	$
3. Construct 1 ea No. 11 turnout.	$	$
4. Furnish and install 1 ea. 24ft. and 1 ea. 16ft. full depth wood plank crossings.	$	$
5. Construct 1440ft. track(S) with relay 113lb. HF rail, bars, plates, anchors and New 7x9x8’ 6” hardwood cross ties.	$	$
	$	$
	$	$
	$	$
	$	$
LUMP SUM AMOUNT	$		$888,000.00

Work Schedule	Commence Work	Proposed Completion

PAYMENT SCHEDULE	NET DAYS FROM DATE OF BILLING

1 1/2 % interest on invoices over 10 days Payment for materials delivered to site@100% NET days

THIS QUOTE IS GOOD FOR 10 DAYS

ACCEPTANCE		RAILWORKS TRACK SYSTEMS, INC.

BY :	/s/ Steve Domm	BY:	/s/ Hal C. Harrison
Hal C. Harrison - Project Manager

DATE	3/26/07

PLEASE SIGN AND RETURN TO THE ADDRESS LISTED BELOW

WE QUOTE AS FOLLOWS SUBJECT TO ALL TERMS AND CONDITIONS ATTACHED

FORMS/ Quotation Offer Acceptance Terms and Conditions	RAILWORKS TRACK SYSTEMS, INC. 8485 W 210TH Street • PO Box 959 Lakeville, MN 55044-0959 (952) 469-4907 • (952) 459-1926 FAX • (800) 230-1835

December 21, 2006

Mr. Steve Domm
Millennium Ethanol
P.O. Box 357
Marion, SD 57043

Dear Mr. Domm:

Please review the change in our cost estimate letter dated November 9, 2006. Option No. 2 should be $3,078,751.00 instead of $3,089,131.00

With your approval a change order should be issued in the amount of $44,580.00 Adding tracks R & S along with the No. 11 turnout and crossing would need another change order of $888,00.00 This would bring our total contract amount to $3,966,751.00

Our suppliers will hold firm their material quotes through the first of the year. Let us know as soon as you can how you would like to proceed.

Yours truly, Railworks Track Systems

/s/ Hal C. Harrison
Hal C. Harrison Project Manager/Estimator

RAILWORKS Track Systems, Inc. • 8485 W. 210th St. • P.O. Box 959 • Lakeville, MN 55044 • (952) 469-4907 • (800) 230-1835 • Fax (952) 459-1926